Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-98775, 333-81216, 333-106909, 333-120349 and 333-120350 on Forms S-3 and in Registration Statement Nos. 333-103368, 333-99597 and 333-118347 on Forms S-8 of our reports dated March 11, 2005, relating to the financial statements and financial statement schedule of Equity One, Inc. and management’s report on the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of Equity One, Inc. for the year ended December 31, 2004.

DELOITTE & TOUCHE LLP

Miami, Florida
March 15, 2005